Exhibit 99.1

Onity Group Inc.

ONITY GROUP ANNOUNCES THIRD QUARTER 2025 RESULTS

West Palm Beach, FL – (November 6, 2025) – Onity Group Inc. (NYSE: ONIT) (“Onity” or the “Company”) today announced its third quarter 2025 results and provided a business update.

Third Quarter 2025:

●	Net income attributable to common stockholders of $18 million; diluted EPS of $2.03; ROE of 14%

●	Adjusted pre-tax income* of $31 million, resulting in annualized adjusted ROE* of 25%

●	Book value per share improved to $62 as of September 30, 2025, up $2.71 YoY

●	Originations volume of $12 billion, up 39% YoY, exceeding industry growth rate

●	Average servicing UPB of $312 billion, up $7 billion YoY

2025 Outlook:

●	Expect to exceed 2025 adjusted ROE* guidance range of 16% - 18%

●	Expect to release a significant portion of $180 million deferred tax asset (DTA) valuation allowance as of December 31, 2024, by year-end 2025; third quarter net income includes a $4 million, $0.48 per diluted share, tax provision expense relating to tax planning strategies to support utilization of the DTA

* See “Note Regarding Non-GAAP Financial Measures” below

“Our balanced business and strong execution drove exceptional third quarter performance, with originations achieving record quarterly volumes and servicing generating robust, consistent earnings,” said Onity Group Chair, President and CEO Glen Messina. “Our multi-channel originations strategy delivered a standout quarter with profitability across all channels, while servicing volume rose steadily supported by growth in MSRs. By accelerating profitable growth and leveraging leading-edge technologies, we are increasing book value and expect to exceed our adjusted ROE guidance for this year, underscoring our commitment to delivering strong shareholder returns.”

Additional Third Quarter 2025 Operating and Business Highlights

●	Funded recapture volume up 1.8x YoY; Q3’25 year-to-date refinance recapture rate is 1.9x industry average based on ICE Mortgage Monitor report as of August 2025

●	9 new subservicing clients added year to date

●	Commercial servicing UPB up 32% YoY

●	Average owned servicing UPB of $159 billion, up 21% YoY

●	Effective MSR hedge strategy resulting in minimal MSR fair value volatility in the quarter and continued alignment with operating and financial performance

●	Total liquidity (unrestricted cash plus available credit) at $221 million as of September 30, 2025

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Update on Rithm Subservicing Agreements

On October 31, 2025, the Company was notified by Rithm Capital Corp. (“Rithm”) that it does not intend to renew its subservicing agreements effective January 31, 2026. Rithm represented approximately $33 billion, or 10%, of PHH’s total servicing UPB as of September 30, 2025.

The Company does not expect that the termination of the Rithm subservicing agreements will have a material financial impact on its business for the full year of 2026 primarily due to the following:

●	The Rithm portfolio is a run-off book comprised mainly of pre-2008 subprime loans and accounts for the majority of all delinquent loans and borrower litigation

●	For the third quarter of 2025, the Rithm subservicing was one of the least profitable portfolios in the Company’s servicing business

●	The Company is confident in its ability to replace the earnings contribution with more profitable consumer and commercial relationships

“We appreciate the opportunity to have served Rithm and its customers for nearly 10 years, and we will support them through the transition,” said Messina. “Given the characteristics of the Rithm subservicing portfolio, we believe the elimination of this portfolio will allow us to streamline and simplify our infrastructure, further the digital transformation of our business, and increase our focus on products and services that contribute to our growth path.”

The Company expects the majority of the servicing transfer to Rithm to occur in the first and second quarters of 2026. Approximately $8.5 billion of the Rithm subservicing UPB requires trustee and other consents to the transfer, the timing and success of which are uncertain.

Webcast and Conference Call

Onity will hold a conference call on Thursday, November 6, 2025, at 8:30 a.m. (ET) to review the Company’s third quarter 2025 operating results and to provide a business update. All interested parties are welcome to participate. You can access the conference call by dialing (833) 316-1983 or (785) 838-9310 approximately 10 minutes prior to the call; please reference the conference ID “Onity.” Participants can also access the conference call through a live audio webcast available from the Shareholder Relations page at onitygroup.com under Events and Presentations. An investor presentation will accompany the conference call and be available by visiting the Shareholder Relations page at onitygroup.com prior to the call. A replay of the conference call will be available via the website approximately two hours after the conclusion of the call. A telephonic replay will also be available approximately three hours following the call’s completion through November 20, 2025, by dialing (844) 512-2921 or (412) 317-6671; please reference access code 11160252.

About Onity Group

Onity Group Inc. (NYSE: ONIT) is a leading non-bank financial services company providing mortgage servicing and originations solutions through its primary brands, PHH Mortgage and Liberty Reverse Mortgage. PHH Mortgage is one of the largest servicers in the country, focused on delivering a variety of servicing and lending programs to consumers and business clients. Liberty is one of the nation’s largest reverse mortgage lenders dedicated to providing loans that help customers meet their personal and financial needs. We are headquartered in West Palm Beach, Florida, with offices and operations in the United States, the U.S. Virgin Islands, India and the Philippines, and have been serving our customers since 1988. For additional information, please visit onitygroup.com.

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology. Forward-looking statements are typically identified by words such as “expect”, “believe”, “foresee”, “anticipate”, “intend”, “estimate”, “goal”, “strategy”, “plan” “target” and “project” or conditional verbs such as “will”, “may”, “should”, “could” or “would” or the negative of these terms, although not all forward-looking statements contain these words, and includes statements in this press release regarding our 2025 outlook and guidance, the anticipated impacts of the non-renewal of our Rithm agreements, the expected timing of the related servicing transfer, our ability to replace the Rithm servicing revenue through profitable alternative activities, our expectation of releasing our deferred tax valuation allowance by year-end 2025 and the expected impact on our results of operations, our ability to drive growth, and navigate interest volatility and economic uncertainties. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Readers should bear these factors in mind when considering such statements and should not place undue reliance on such statements.

Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. In the past, actual results have differed from those suggested by forward looking statements and this may happen again. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the timing for receipt of required consents to transfer certain Rithm assets, the size of the portfolio at the time of transfer, Onity’s ability to restructure its operations in a timely and cost-effective manner, Onity’s ability to identify and execute on alternative sources of revenue for its servicing business, the reaction of customers, contractual counterparties and others to the termination, Onity’s ability to adjust its liquidity management practices due to the reduction of servicing float balances associated with the Rithm agreements, the potential for ongoing disruption in the financial markets and in commercial activity generally as a result of U.S. and global political events, changes in monetary and fiscal policy, and other sources of instability; the impacts of inflation, employment disruption, and other financial difficulties facing our borrowers; whether we will release some or all of the valuation allowance offsetting our net U.S. deferred tax asset, and the timing and amount of such release; the adequacy of our financial resources, including our sources of liquidity and ability to sell, fund and recover servicing advances, forward and reverse whole loans, future draws on existing reverse loans, and HECM and forward loan buyouts and put backs, as well as repay, renew and extend borrowings, borrow additional amounts as and when required, meet our MSR or other asset investment objectives and comply with our debt agreements, including the financial and other covenants contained in them; our ability to interpret correctly and comply with current or future liquidity, net worth and other financial and other requirements of regulators, the Federal National Mortgage Association (Fannie Mae), and Federal Home Loan Mortgage Corporation (Freddie Mac) (together, the GSEs), and the Government National Mortgage Association (Ginnie Mae); the impact of cost-reduction initiatives on our business and operations; the impact of our rebranding initiative; the amount of senior debt or common stock that we may repurchase under any repurchase programs, the timing of such repurchases, and the long-term impact, if any, of repurchases on the trading price of our securities or our financial condition; breach or failure of Onity’s, our contractual counterparties’, or our vendors’ information technology or other security systems or privacy protections, including any failure to protect customers’ data, resulting in disruption to our operations, loss of income, reputational damage, costly litigation and regulatory penalties; our reliance on our technology vendors to adequately maintain and support our systems, including our servicing systems, loan originations and financial reporting systems, and uncertainty relating to our ability to transition to alternative vendors, if necessary, without incurring significant cost or disruption to our operations; the extent to which MSR Asset Vehicle LLC (MAV) will exercise its rights to sell MSRs subserviced by PHH and the impact to our subservicing portfolio; our ability to close acquisitions of MSRs and other transactions, including the ability to obtain regulatory approvals; our ability to grow our reverse servicing business; our ability to retain clients and employees of acquired businesses, and the extent to which acquisitions and our other strategic initiatives will contribute to achieving our growth objectives; increased servicing costs based on increased borrower delinquency levels or other factors; uncertainty related to past, present or future claims, litigation, cease and desist orders and investigations regarding our servicing, foreclosure, modification, origination and other practices brought by government agencies and private parties, including state regulators, the Consumer Financial Protection Bureau (CFPB), State Attorneys General, the Securities and Exchange Commission (SEC), the Department of Justice or the Department of Housing and Urban Development (HUD); the reactions of key counterparties, including lenders, the GSEs and Ginnie Mae, to our regulatory engagements and litigation matters; increased regulatory scrutiny and media attention; any adverse developments in existing legal proceedings or the initiation of new legal proceedings; our ability to effectively manage our regulatory and contractual compliance obligations; our ability to comply with our servicing agreements, including our ability to comply with the requirements of the GSEs and Ginnie Mae and maintain our seller/servicer and other statuses with them; our ability to fund future draws on existing loans in our reverse mortgage portfolio; our servicer and credit ratings as well as other actions from various rating agencies, including any future downgrades; as well as other risks and uncertainties detailed in our reports and filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2024 and any current report or quarterly report filed with the SEC since such date. Anyone wishing to understand Onity’s business should review our SEC filings. Our forward-looking statements speak only as of the date they are made and, we disclaim any obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

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Note Regarding Non-GAAP Financial Measures

This press release contains references to adjusted pre-tax income (loss) and adjusted ROE, both non-GAAP financial measures.

We believe these non-GAAP financial measures provide a useful supplement to discussions and analysis of our financial condition, because they are measures that management uses to assess the financial performance of our operations and allocate resources. In addition, management believes that this presentation may assist investors with understanding and evaluating our initiatives to drive improved financial performance. Management believes, specifically, that the removal of fair value changes of our net MSR exposure due to changes in market interest rates and assumptions provides a useful, supplemental financial measure as it enables an assessment of our ability to generate earnings regardless of market conditions and the trends in our underlying businesses by removing the impact of fair value changes due to market interest rates and assumptions, which can vary significantly between periods. However, these measures should not be analyzed in isolation or as a substitute to analysis of our GAAP pre-tax income (loss) or GAAP pre-tax ROE nor a substitute for cash flows from operations. There are certain limitations to the analytical usefulness of the adjustments we make to GAAP pre-tax income (loss) and GAAP pre-tax ROE and, accordingly, we use these adjustments only for purposes of supplemental analysis. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Onity’s reported results under accounting principles generally accepted in the United States. Other companies may use non-GAAP financial measures with the same or similar titles that are calculated differently to our non-GAAP financial measures. As a result, comparability may be limited. Readers are cautioned not to place undue reliance on analysis of the adjustments we make to GAAP pre-tax income (loss) and GAAP pre-tax ROE.

The Company has not provided reconciliations of guidance for adjusted ROE, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include the change in fair value of our net MSR exposure due to changes in market interest rates and assumptions which can vary significantly between periods and are difficult to predict in advance in order to include in a GAAP estimate.

Notables

In the table below, we adjust GAAP pre-tax income for the following factors: MSR valuation adjustments, expense notables, and other income statement notables. MSR valuation adjustments are comprised of changes to Forward MSR and Reverse mortgage valuations due to rates and assumption changes. Expense notables include significant legal and regulatory settlement expenses, severance and retention costs, LTIP stock price changes, consolidation of office facilities and other expenses (such as costs associated with strategic transactions). Other income statement notables include non-routine transactions that are not categorized in the above.

Beginning with the three months ended December 31, 2024, for purposes of calculating Income Statement Notables and Adjusted Pre-Tax Income, we changed the methodology used to calculate Other Income Statement Notables to include change in fair value due to interest rates for reverse loan buyouts (previously reported in gain/loss on loans held for sale, at fair value). We made this change to align with the change to our risk management approach to include changes in fair value of reverse loan buyouts due to interest rates in our MSR hedge strategy, consistent with other notables, such as Forward MSR Valuation Adjustments due to rates and assumption changes, net and Reverse Mortgage Fair Value Change due to rates and assumption changes.

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Other Income Statement Notables (a component of Other Notables) for the first three quarters of 2024 have been revised from prior presentations to reflect the methodology we adopted during the fourth quarter of 2024.

(Dollars in millions)		Q3’25	Q2’25	Q3’24
I	Net Income (Loss) Attributable to Common Stockholders	18	20	21
	A. Preferred Stock Dividend	(1)	(1)	-
II	Reported Net Income (Loss) [I – A]	19	22	21
	B. Income Tax Benefit (Expense)	(4)	(1)	(6)
III	Reported Pre-Tax Income (Loss) [II – B]	23	23	28
	Forward MSR Valuation Adjustments due to rates and assumption changes, net (a)(b)	(3)	6	(1)
	Reverse Mortgage Fair Value Change due to rates and assumption changes (b)(c)	3	1	9
IV	Total MSR Valuation Adjustments due to rates and assumption changes, net	(0)	6	8
	Significant legal and regulatory settlement expenses	(7)	2	(6)
	Severance and retention (d)	(0)	(0)	(0)
	LTIP stock price changes (e)	0	(2)	(1)
	Office facilities consolidation	(0)	(0)	(0)
	Other expense notables (f)	1	1	0
	C. Total Expense Notables	(7)	1	(7)
	D. Gain (loss) on extinguishment of debt	-	-	0
	E. Other Income Statement Notables (g)	(1)	(1)	(5)
V	Total Other Notables [C + D + E]	(8)	0	(12)
VI	Total Notables (h) [IV + V]	(8)	6	(4)
VII	Adjusted Pre-Tax Income (i) [III – VI]	31	16	31

a)	MSR valuation adjustments that are due to changes in market interest rates, valuation inputs or other assumptions, net of overall fair value gains / (losses) on MSR hedge, including FV changes of Pledged MSR liabilities associated with MSR transferred to MAV, Rithm and others and ESS financing liabilities that are due to changes in market interest rates, valuation inputs or other assumptions, a component of MSR valuation adjustments, net; effective in Q4’24, change in fair value due to interest rates for reverse loan buyouts is now recognized as a notable (previously reported in gain/loss on loans held for sale, at fair value); presentation of past periods has been conformed to the current presentation; without this change, MSR valuation adjustments due to rates and assumption changes, net would be $4M in Q3’24

b)	The changes in fair value due to market interest rates were measured by isolating the impact of market interest rate changes on the valuation model output as provided by our third-party valuation expert

c)	FV changes of loans HFI and HMBS related borrowings due to market interest rates and assumptions, a component of gain on reverse loans held for investment and HMBS-related borrowings, net

d)	Severance and retention due to organizational rightsizing or reorganization

e)	Long-term incentive program (LTIP) compensation expense changes attributable to stock price changes during the period

f)	Contains costs associated with but not limited to rebranding and other strategic initiatives and transactions

g)	Contains other non-routine transactions

h)	Certain previously presented notable categories with nil numbers for each period shown have been omitted

i)	Effective in Q4’24, change in fair value due to interest rates for reverse loan buyouts is now recognized as a notable (previously reported in gain/loss on loans held for sale, at fair value); presentation of past periods has been conformed to the current presentation; without this change, adjusted PTI would be $35M in Q3’24; see note titled “Note Regarding Non-GAAP Financial Measures” for more information

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Adjusted ROE Calculation

(Dollars in millions)		Q3’25	Q2’25	Q3’24
	GAAP ROE (after tax)	14%	17%	19%
I	Reported Net Income (Loss)	19	22	21
II	Notable Items	(8)	6	(4)
III	Income Tax Benefit (Expense)	(4)	(1)	(6)
IV	Adjusted Pre-Tax Income (Loss) [I – II – III]	31	16	31
V	Annualized Adjusted Pre-tax Income [IV * 4 for qtr.]	124	66	126
	Equity
	A Beginning Period Equity	482	460	446
	C Ending Period Equity	501	482	468
	D Equity Impact of Notables	8	(6)	4
	B Adjusted Ending Period Equity [C + D]	509	475	472
VI	Average Adjusted Equity [(A + B) / 2]	496	468	459
VII	Adjusted ROE (a) [V / VI]	25%	14%	27%

a)	Effective in Q4’24, change in fair value due to interest rates for reverse loan buyouts is now recognized as a notable (previously reported in gain/loss on loans held for sale, at fair value); presentation of past periods has been conformed to the current presentation; without this change, adjusted pre-tax income would be $35M in Q3’24; without this change, adjusted ROE would be 31% in Q3’24; see note titled “Note Regarding Non-GAAP Financial Measures” for more information

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Condensed Consolidated Balance Sheets (Unaudited)

Assets (Dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024
Cash and cash equivalents	172.8	194.3	201.6
Restricted cash	98.4	62.3	78.5
Mortgage servicing rights (MSRs), at fair value	2,762.9	2,632.6	2,223.6
Advances, net	435.1	461.4	522.7
Loans held for sale, at fair value	1,915.6	2,048.3	1,197.7
Loans held for investment, at fair value	10,117.4	10,470.8	8,331.5
Receivables, net	167.4	204.6	172.2
Investment in equity method investee	-	-	30.6
Premises and equipment, net	9.8	9.7	11.7
Other assets	119.4	129.1	95.8
Contingent loan repurchase asset	308.4	318.2	360.9
Total Assets	16,107.4	16,531.3	13,226.7

Liabilities, Mezzanine & Stockholders’ Equity (Dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024
Home Equity Conversion Mortgage-Backed Securities (HMBS) related borrowings, at fair value	9,924.6	10,253.1	8,132.5
Other financing liabilities, at fair value	822.0	818.1	826.2
Advance match funded liabilities	320.6	342.5	377.2
Mortgage loan financing facilities, net	2,062.3	2,195.5	1,355.9
MSR financing facilities, net	1,223.2	1,218.6	804.8
Senior notes, net	489.0	488.5	535.1
Other liabilities	406.0	365.0	366.0
Contingent loan repurchase liability	308.4	318.2	360.9
Total Liabilities	15,556.1	15,999.5	12,758.5
Mezzanine Equity	49.9	49.9	-
Stockholders’ Equity	501.4	481.9	468.2
Total Liabilities, Mezzanine and Stockholders’ Equity	16,107.4	16,531.3	13,226.7

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Condensed Consolidated Statements of Operations (Unaudited)

	For the Quarter Ending
(Dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024
Revenue
Servicing and subservicing fees	217.5	211.3	211.1
Gain on reverse loans held for investment and HMBS-related borrowings, net	13.0	11.9	18.0
Gain on loans held for sale, net	34.1	10.4	25.8
Other revenue, net	15.7	13.0	10.8
Total revenue	280.3	246.6	265.7
MSR valuation adjustments, net	(45.0)	(27.3)	(31.5)
Operating expenses
Compensation and benefits	63.3	60.9	59.5
Servicing and origination	15.6	13.0	11.1
Technology and communications	15.9	15.5	13.2
Professional services	18.3	8.4	17.3
Occupancy, equipment and mailing	9.1	8.1	7.9
Other expenses	3.6	3.7	3.4
Total operating expenses	125.8	109.5	112.4
Other income (expense)
Interest income	37.6	32.1	24.5
Interest expense	(82.9)	(75.6)	(74.2)
Pledged MSR liability expense	(41.7)	(43.0)	(42.3)
Gain (loss) on extinguishment of debt	-	-	0.3
Earnings of equity method investee	-	-	0.8
Other, net	0.5	(0.4)	(3.3)
Other income (expense), net	(86.5)	(87.0)	(94.1)
Income before income taxes	23.1	22.8	27.6
Income tax expense	4.4	1.3	6.3
Net Income	18.7	21.5	21.4
Preferred stock dividend	(1.0)	(1.0)	-
Net Income attributable to common stockholders	17.7	20.5	21.4
Basic EPS	$2.19	$2.55	$2.72
Diluted EPS	$2.03	$2.40	$2.65
Basic Weighted average common shares outstanding	8,055,262	8,021,182	7,860,572
Diluted Weighted average common shares outstanding	8,717,597	8,534,627	8,055,393

For Further Information Contact:

Investors:

Valerie Haertel, VP, Investor Relations

(561) 570-2969

shareholderrelations@onitygroup.com

Media:

Dico Akseraylian, SVP, Corporate Communications

(856) 917-0066

mediarelations@onitygroup.com

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